Exhibit 99(b)

KEYCORP STUDENT LOAN TRUST 2001-A
OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT	JPMorgan Chase Bank, N.A., IT
4 New York Plaza, 6th Floor	4 New York Plaza, 6th Floor
New York, NY 10004	New York, NY 10004
Attn: ITS Global Debt	Attn: ITS Global Debt
Phone: (212) 623-5427	Phone: (212) 623-5427
Fax: (212) 623-5933	Fax: (212) 623-5933

KeyBank National Association	MBIA Insurance Corporation
800 Superior Ave, 4th Floor	113 King Street
Cleveland, OH 44114	Armonk, NY 10504
Attn: President, KER	Attn: Data Administration
Phone: (216) 828-4293	Phone: (914) 765-3772
Fax: (216) 828-9301	Fax: (914) 765-3810

Key Consumer Receivables LLC
c/o KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, Ohio 44114
Attn: President, KER
Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 3.08 of the Subservicing Agreement between KeyBank National Association, successor in interest to Key Bank USA, National Association as Master Servicer and Pennsylvania Higher Education Assistance Agency, as Subservicer, dated as of September 1, 2001 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of PHEAA as Subservicer from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned’s knowledge, based on the review, PHEAA as Subservicer has fulfilled all its obligations under the Agreement throughout such period.

The undersigned also hereby certifies that the Subservicer has disclosed to the Master Servicer and to the Trust’s certified public accountants all significant deficiencies relating to the Subservicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY, Subservicer

Date: February 22, 2005	By: /S/ RICHARD E. WILLEY
Name: Richard E. Willey
Title: President and CEO